     As filed with the Securities and Exchange Commission on April 9, 1999

                                                  Registration No.333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, DC  20549

                             ---------------------

                                   FORM S-3

                            REGISTRATION STATEMENT

                                     Under

                          THE SECURITIES ACT OF 1933

                          --------------------------

                         MAGAININ PHARMACEUTICALS INC.
            (Exact name of registrant as specified in its charter)


          Delaware                               2834                            13-3445668
 (State or other jurisdiction of     (Primary Standard Industrial     (I.R.S. Employer Identification No.)
  incorporation or organization)          Classification No.)

                               5110 CAMPUS DRIVE
                          PLYMOUTH MEETING, PA 19462
                                (610) 941-4020

   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       ---------------------------------

                             MICHAEL R. DOUGHERTY
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         MAGAININ PHARMACEUTICALS INC.
                               5110 CAMPUS DRIVE
                          PLYMOUTH MEETING, PA 19462
                                (610) 941-4020

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                       ---------------------------------

                       Copies of all communications to:



                                 DAVID R. KING
                          MORGAN, LEWIS & BOCKIUS LLP
                              1701 MARKET STREET
                            PHILADELPHIA, PA  19103
                                (215) 963-5000


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]



                                            CALCULATION OF REGISTRATION FEE
============================================================================================================================
    Title of each class of      Amount to be   Proposed maximum offering price       Proposed maximum          Amount of
securities to be registered      registered              per share                  aggregate offering      registration fee
                                                                                           price
----------------------------------------------------------------------------------------------------------------------------
        Common Stock,             620,540                $1.73(1)                      $1,076,264(1)            $317.50(1)
       $.002 par value
============================================================================================================================

(1) Based on the average of the reported high and low sales of the Common Stock reported on the Nasdaq National Market on April 7, 1999 estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may change. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                  SUBJECT TO COMPLETION, DATED APRIL 9, 1999



PROSPECTUS
----------


                                620,540 SHARES

                         MAGAININ PHARMACEUTICALS INC.

                                 COMMON STOCK

                                  __________

     This Prospectus relates to 620,540 shares of common stock of Magainin Pharmaceuticals Inc. which are being offered by Genentech, Inc. We are registering these shares as required under the terms of an agreement with Genentech to provide Genentech with freely tradable securities. The registration of the shares does not necessarily mean that any of the shares will be offered or sold by Genentech. We will receive no proceeds of any sales of the shares, but will incur expenses in connection with the offering. See "Selling Stockholder" and "Plan of Distribution."



     Genentech may from time to time offer and sell the shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in the section of this prospectus entitled "Plan of Distribution" or in an accompanying prospectus supplement. Genentech reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the shares to be made directly or through agents. Genentech has not advised us of any specific plans for the distribution of the shares covered by this Prospectus, but we anticipate that the shares will be sold from time to time primarily in transactions (which may include block transactions) on the Nasdaq National Market at the market price then prevailing, although sales may also be made in negotiated transactions or otherwise. See "Plan of Distribution."

     Our common stock is quoted on the Nasdaq National Market under the symbol "MAGN." On April 7, 1999 the last reported closing price of our common stock was $1.75 per share.



     INVESTING IN THE SHARES INVOLVES RISKS.  RISK FACTORS BEGIN ON PAGE 6.



     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                 THE DATE OF THIS PROSPECTUS IS APRIL 9, 1999

                               TABLE OF CONTENTS


                                                                           Page
                                                                           ----
Where You Can Find More Information.........................................  2
About this Prospectus.......................................................  3
Forward-Looking Statements..................................................  3
Our Company.................................................................  4
Risk Factors................................................................  6
Use of Proceeds............................................................. 15
Selling Stockholder......................................................... 16
Plan of Distribution........................................................ 16
Legal Opinion............................................................... 18
Experts..................................................................... 18

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any reports, statements or other information we file at the SEC's public reference rooms located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and 7 World Trade Center, Suite 1300, New York, NY 10048. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

     We have filed a Registration Statement on Form S-3, of which this Prospectus forms a part, to register the securities with the SEC. As allowed by SEC rules, this Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

     The SEC allows us to "incorporate by reference" information into this Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus, except for any information superseded by information in this Prospectus. This Prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us, our business and our finances.


     The documents that we are incorporating by reference are:

     .    Our Annual Report on Form 10-K for the year ended December 31, 1998;

     .    Our Current Report on Form 8-K filed with the SEC on January 7, 1999;

     .    Our Current Report on Form 8-K filed with the SEC on March 15, 1999;
          and

     . The description of our common stock which is contained in our Form 8-A Registration Statement filed with the SEC on November 7, 1991 and amended on January 15, 1993.

     Any documents which we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus but before the end of any offering of securities made under this Prospectus will also be considered to be incorporated by reference.


     If you request, either orally or in writing, we will provide you with a copy of any or all documents which are incorporated by reference. We will provide such documents to you free of charge, but will not include any exhibits, unless those exhibits are incorporated by reference into the document. You should address written requests to Michael R. Dougherty, President and Chief Executive Officer, Magainin Pharmaceuticals Inc., 5110 Campus Drive, Plymouth Meeting, PA 19462, (610) 941-5228.


                             ABOUT THIS PROSPECTUS

     You should only rely on the information contained in this Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus. Genentech is offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of common stock.


                          FORWARD-LOOKING STATEMENTS

     Our disclosure and analysis in this Prospectus contains some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Such statements may include words such as "anticipate", "estimate", "expect", "project", "intend", "plan", "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to present or anticipated scientific progress, development of potential pharmaceutical products, future revenues, capital expenditures, research and development expenditures, future financing and collaborations, personnel, manufacturing requirements and capabilities, and other statements regarding matters that are not historical facts or statements of current condition.

     Any or all of our forward-looking statements in this Prospectus may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in the discussion below will be important in determining future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially.

     We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our 10-Q, 8-K and 10-K reports to the SEC. Also note that we provide the following cautionary discussion of risks and uncertainties relevant to our business. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here could also adversely affect us. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

                                  OUR COMPANY



     Magainin is a biopharmaceutical company engaged in the development of medicines for serious diseases. Our development efforts are focused on anti-infectives, oncology, and pulmonary and allergic disorders.

     Our research and drug development efforts are focused on two technology platforms:


 .    Host-Defense Drug Discovery--we isolate and develop therapeutically active compounds from the host defense systems of animals. Magainin peptides represent a new class of antibiotics being developed for the treatment of infection and cancer. Our second host defense class, aminosterols, is a new class of pharmaceuticals which we believe may have multiple applications, including the control of cell proliferation.


 .    Asthma Genomics--we employ a range of genomics techniques to identify genes associated with the pathogenesis of asthma, with the objective of utilizing the optimal biologic gene targets in the development of novel therapeutics for asthma and allergy.



MAGAININ PEPTIDES--PEXIGANAN ACETATE

     Our most advanced class of compounds under development are magainin peptides. Discovered in the skin of the African clawed frog, magainins have demonstrated broad activity against a variety of pathogens in preclinical studies. These molecules act by puncturing the membrane of the pathogen cell, resulting in the death of the pathogen.

     Pexiganan acetate (formerly called Cytolex), a topical cream antibiotic is our lead product development candidate. We have completed two pivotal Phase III clinical trials of pexiganan acetate for the treatment of infection in diabetic foot ulcers. These studies were designed as equivalence trials, with the goal of demonstrating that topically applied pexiganan acetate is comparable to orally administered ofloxacin, a quinolone antibiotic indicated for the treatment of infection, including skin and soft tissue infections. In July 1998, we submitted a New Drug Application to the U.S. Food and Drug Administration based on the results of these trials.

     In March 1999, the Anti-Infectives Drug Advisory Committee of the FDA, by a vote of 7 to 4 declined to recommend approval for pexiganan acetate. We are working with the FDA to resolve issues discussed by the Advisory Committee, and we expect in the future to be able to speak more specifically about our plans for pexiganan acetate.



     In February 1997, we entered into a development, supply and distribution agreement with SmithKline Beecham ("SmithKline") pursuant to which SmithKline will market and sell pexiganan acetate in North America. Under this agreement, SmithKline has paid $10.0 million to us, and may make additional payments of up to $22.5 million, upon the occurrence of certain product milestones. SmithKline will also fund a majority of development expenses for any additional indications for pexiganan acetate.



AMINOSTEROLS--SQUALAMINE

     Squalamine is the lead product development candidate in our aminosterol program. Squalamine was discovered in the body tissues of the dogfish shark. The shark was initially examined because of its known resistance to infection and cancer. Since the discovery of squalamine, we have discovered several other aminosterol compounds in the shark. In preclinical testing conducted to date, certain of these compounds have demonstrated an ability to control cell growth, along with other pharmacological properties. These properties may have application in the treatment of disease indications characterized by cell proliferation, such as cancer.

     Our initial disease focus for squalamine is solid tumors. The formation of new blood vessels, or angiogenesis, is believed to be a critical factor in tumor growth. Squalamine may be of benefit in the treatment of a number of solid tumors by inhibiting new blood vessel growth required for tumor nourishment.

     We are conducting Phase I clinical testing of squalamine in patients with advanced malignancy.

ASTHMA GENOMICS

     In 1996, we initiated a research program in the genomics of asthma. These efforts led to the identification of IL9, a gene which varies in DNA structure and function in asthmatic and allergic humans and animals. We maintain a research and development program to identify additional genes in the IL9 biologic pathway. The IL9 receptor has been discovered in humans as a key second gene candidate in the IL9 pathway, and other genes have also been identified by us. We continue to investigate the role of these genes in the allergic inflammatory response, with the objective of utilizing the optimal biologic gene targets in the development of novel therapeutics for asthma and allergy.

     In December 1998, we entered into a collaborative research and option agreement with Genentech, Inc. ("Genentech") relating to the development of a protein therapeutic in asthma.

     Magainin was incorporated in the State of Delaware in June 1987. Our primary offices and research facility are located at 5110 Campus Drive, Plymouth Meeting, PA 19462, and our telephone number is (610) 941-4020.

                                 RISK FACTORS


     You should carefully consider the following risk factors and the other information presented in this Prospectus before deciding to invest in the shares of common stock.

WE DEPEND HEAVILY ON PEXIGANAN ACETATE, WHICH IS STILL IN THE DEVELOPMENT STAGE AND MAY NEVER BE APPROVED FOR COMMERCIAL USE.

     We have submitted a New Drug Application with the FDA for our lead drug product development candidate, pexiganan acetate. The NDA submission includes the results of two multi-center, randomized, Phase III clinical equivalence trials comparing 1% pexiganan acetate cream to ofloxacin, an oral antibiotic indicated for skin and soft tissue infections. The NDA, as submitted, includes data analyses for a number of primary endpoints. These include clinical response of infection, overall microbiological response of infection and therapeutic cure (a combination of clinical and overall microbiological cures), which were analyzed over a number of patient cohorts and timepoints. The Company's data package also includes extensive additional data, including microbiology data for specific pathogens and wound healing data. Certain of the data favor ofloxacin. The guidelines pursuant to which clinical trials of this nature are to be conducted have evolved since the commencement of these studies

     In March 1999, the Anti-Infectives Drug Advisory Committee of the FDA, by a vote of 7 to 4 declined to recommend approval for pexiganan acetate. We are working with the FDA to resolve issues discussed by the Advisory Committee, and we expect in the future to be able to speak more specifically about our plans for p exiganan acetate.

     The FDA generally follows the recommendations of its Advisory Committee in granting or withholding approval of NDA applications. As a result, we may not receive approval of pexiganan acetate. The FDA may require us to conduct further clinical studies to secure approval. This would be expensive and time consuming, and we may not be able to conduct these studies. Even if the FDA does approve our product, they may place certain restrictive conditions on the approval which affect the commercial viability of the product.

WE HAVE NEVER BEEN PROFITABLE AND ANTICIPATE THAT WE WILL INCUR CONTINUED LOSSES FOR THE FORESEEABLE FUTURE.

     To date, we have engaged primarily in the research and development of drug candidates. We have not generated any revenues from product sales and have incurred losses in each year since our inception. As of December 31, 1998, we had an accumulated deficit of approximately $132.9 million. Our operations are subject to various competitive and regulatory risks. As a result, we are unable to predict when or if we will achieve product revenues. Moreover, we expect to experience substantial losses in the foreseeable future as we continue our significant research, development and testing efforts.

WE NEED ADDITIONAL FUNDING AND WE MAY NOT HAVE ACCESS TO CAPITAL.

     We will need to raise substantial additional funds to continue our research and development programs and to commercialize our potential products. If we are unable to raise such funds, we may be unable to complete our development activities for any of our proposed products, including pexiganan acetate.

     We regularly explore alternative means of financing our operations and intend to seek additional funding through various sources, including:

 .    public and private securities offerings;

 .    collaborative, licensing and other arrangements with third parties; and

 .    debt financing, such as bank loans.

     We currently do not have any commitments to obtain additional funds, and may be unable to obtain sufficient funding in the future on acceptable terms. If we cannot obtain funding when needed, we may need to delay, scale back or eliminate research and development programs or enter into collaborations with third parties to commercialize potential products or technologies that we might otherwise seek to develop or commercialize ourselves, or seek other arrangements. This will result in lower consideration to the Company upon commercialization of such products than if no arrangements were entered into, or if such arrangements were entered into at later stages in the product development process.

MANUFACTURING UNCERTAINTIES AND DEPENDANCIES MAY RESTRICT OUR ABILITY TO COMMERCIALIZE PRODUCTS

     We currently have neither the resources, the facilities nor the capabilities to manufacture any of our proposed products in the quantities and quality required for commercial sale. We have no current plans to establish a manufacturing facility. We depend upon contract manufacturers for commercial scale manufacturing of our proposed products in accordance with regulatory standards. This dependence may restrict our ability to develop and deliver products on a timely, profitable and competitive basis. Additionally, the number of companies that are capable of producing bulk peptides on the scale that we expect to require to commercialize pexiganan acetate is limited. We may be unable to maintain arrangements with qualified outside contractors to manufacture materials at costs which are affordable to us, if at all.

     Contract manufacturers may utilize their own technology, our technology, or technology acquired or licensed from third parties in developing a manufacturing process In order to engage another manufacturer, we may need to obtain a license or other technology transfer from the original contract manufacturer. Even if a license is available from the original contract manufacturer on acceptable terms, we may be unable to successfully effect the transfer of the technology to the new contract manufacturer. Any such technology transfer may also require the transfer of requisite data for regulatory purposes, including information contained in a proprietary Drug Master File held by a contract manufacturer. We will rely more heavily on a contract manufacturer that owns the Drug Master File because our ability to change contract manufacturers may be more limited.

     We have been working for many years with Abbott Laboratories in the development of a process to manufacture bulk drug substance for pexiganan acetate. We currently depend upon Abbott for the production of bulk drug substance for pexiganan acetate. If Abbott cannot manufacture bulk drug substance for pexiganan acetate we will need to secure other manufacturing arrangements. The process developed by Abbott is proprietary. If we desire to utilize, or have another party utilize, such process, we would be required to pay Abbott a license fee.

     The production of peptides (such as pexiganan acetate and other magainins) is expensive relative to the production of the traditional antibiotics. We are pursuing alternative manufacturing sources, including recombinant manufacturing, in order to improve the gross margins available to us on sales of pexiganan. These programs, however, are at an early stage and will require significant expenditures over an extended period of time. Ultimately, we may be unable to develop a more cost-effective manufacturing process and even if we develop a more cost-effective process, the FDA may not approve such a process.

     We are also currently working with outside contractors for the chemical production of squalamine. Production of squalamine and other proposed products will also require significant expenditure.

WE DEPEND UPON THIRD PARTIES FOR MARKETING AND SALES, WHICH MAY RESTRICT OUR ABILITY TO COMMERCIALIZE PRODUCTS.

     We currently do not have our own sales and marketing staff. We believe that in order to successfully develop and market our products, we must enter into marketing, distribution, development or other arrangements with third parties. We have entered into an arrangement with SmithKline with respect to pexiganan acetate in North America. We may also be required to delegate the responsibility for all or a significant portion of the development and regulatory approval process to our partners. If our collaborators do not develop an approvable or marketable product or do not market a product successfully, our business will be adversely affected. We may be unable to enter into successful sales and marketing arrangements in the future.

     We do not have control over the amount and timing of resources to be devoted to our products by our collaborative partners. In the future, the interests of our collaborators may not be consistent with our interests. Collaborators may develop products independently or through third parties which could compete with our proposed products. With respect to pexiganan acetate, SmithKline maintains a significant presence in the antibiotic area and currently sells a topical antibiotic product indicated for the treatment of certain skin infections. Furthermore, SmithKline may terminate our agreement with them at any time.

     As an alternative, we may decide to establish our own sales force to market and sell our products. Although certain members of our management have experience in the marketing of pharmaceutical products, we have no experience with respect to marketing our products. If we choose to pursue this alternative, we will need to spend significant additional funds and devote significant management resources and time to establish a successful sales force.

OUR PRODUCT CANDIDATES ARE IN THE EARLY STAGE OF DEVELOPMENT AND MAY NEVER BE COMMERCIALIZED.

     Most of our proposed products are in a relatively early developmental stage and will require significant research, development and testing. We must also obtain regulatory approvals for all of our proposed products prior to commercialization of the product. In addition, there has been only limited research in the area of the use of naturally occurring host-defense compounds for the treatment of infectious and other diseases.

     The success of each of our drug development programs depends upon many factors and is subject to numerous risks, including the risks that:

 .    the product candidate is found to be ineffective or unsafe;

 .    the product candidate later exhibits adverse effects that prevent widespread use or require withdrawal from the market;

 .    the product candidate cannot be developed into a commercially viable product;

 .    the product candidate is difficult or costly to manufacture;

 .    third party competitors hold proprietary rights that preclude us from marketing the product; and

 .    third party competitors market a more effective, or more cost-effective, product.

PEXIGANAN ACETATE MAY NOT ACHIEVE MARKET ACCEPTANCE, WHICH COULD ADVERSELY AFFECT OUR BUSINESS.

     Even if we receive regulatory approval for pexiganan acetate, we may be unable to achieve market acceptance of the drug. A number of factors may affect market acceptance of pexiganan acetate, including:

 .    the perception by physicians and other members of the health care community of the safety and efficacy of pexiganan acetate on an absolute basis or in comparison to other drugs;

 .    the price of pexiganan acetate relative to other drugs or competing treatment modalities;

 .    the availability of third-party reimbursement; and

 .    the effectiveness of our sales and marketing efforts relative to the sales and marketing efforts of competitors.

     In addition, side effects or unfavorable publicity concerning pexiganan acetate or comparable drugs on the market may affect our ability to obtain physician, patient or third-party payor acceptance.

WE MAY NOT BE ABLE TO OBTAIN THE REGULATORY APPROVALS REQUIRED TO COMMERCIALIZE ANY OF OUR PRODUCT CANDIDATES.

     Numerous governmental authorities, including the FDA in the United States, regulate our business and activities. Federal, state and foreign governmental agencies impose rigorous preclinical and clinical testing and approval requirements on our product candidates. In general, the process of obtaining government approval is time consuming and costly.

     Governmental authorities may delay or deny the approval of any of our drug candidates. In addition, governmental authorities may enact new legislation or regulations that could limit or restrict our efforts. A delay or denial of regulatory approval for any of our drug candidates, particularly pexiganan acetate, could materially affect our business. Even if we receive approval of a product candidate, it may be conditioned upon certain limitations and restrictions as to the drugs used and may be subject to continuous review. If we fail to comply with any applicable regulatory requirements, we could be subject to penalties, including:

 .    warning letters;

 .    fines;

 .    withdrawal of regulatory approval;

 .    product recalls;

 .    operating restrictions;

 .    injunctions; and

 .    criminal prosecution.

     The primary regulatory agency overseeing all phases of our drug development and marketing programs is the FDA. In order to obtain FDA approval, we must submit proof of safety, efficacy and quality for each of our proposed products for each treatment, which requires extensive and time consuming preclinical and clinical testing. The results of preclinical studies are submitted to the FDA as part of an Investigational New Drug ("IND") Application. Once the IND Application is effective, human clinical trials may be conducted. The results of the clinical trials are submitted to the FDA as part of a New Drug Application. Following review of the New Drug Application, the FDA may:

 .    grant marketing approval;

 .    require additional testing or information; or

 .    deny the application.

     Detailed manufacturing information is also required to be included in the New Drug Application for review and approval by the FDA. All manufacturing facility and processes must comply with the good manufacturing practice regulations prescribed by the FDA. All manufacturers must, among other things, pass an inspection of their plants and provide detailed manufacturing records and processes. Among other things, it must be demonstrated that:

     . the drug product can be consistently manufactured at the same quality standard;

     .    the drug product is stable over time; and

     . the level of chemical impurities in the drug product are under a designated level.

     Peptides are an especially difficult group of compounds to manufacture at these standards, particularly in the quantities at which we anticipate pexiganan acetate will be required to be manufactured. Additionally, there have been a number of changes over time in the manufacture of pexiganan acetate bulk drug substance and final drug, including changes in process, scale and vendors. It is necessary to demonstrate the product has been consistently manufactured over time despite such changes.

     The FDA's review of manufacturing for pexiganan acetate is on-going. The FDA did initiate an inspection at the facility operated by one of our drug product manufacturer; however, this inspection was curtailed due to the fact that we would not be ready for this inspection until a later date. This inspection, as well as additional inspections at our facility and at Abbott, must be successfully conducted and completed prior to any FDA approval of pexiganan acetate. Failure to pass these inspections would prevent or delay the commercialization of pexiganan acetate.

     We will continue to be subject to regulation by the FDA even after our drug products have been approved and commercialized. Among other things, the FDA may:

     . require additional submissions if there are any modifications to the drug product including, for example, any changes inmanufacturing process, labeling, or manufacturing facility;

     . require post-marketing testing and surveillance to monitor the effects of approved drug products; and

     . enforce conditional approvals that restrict the commercial applications of a drug product.

     Further, the FDA has numerous requirements governing labeling, promotional material, storage, record keeping and reporting that may adversely affect our business.

     The Prescription Drug User Fee Act of 1992 imposes substantial fees on a one-time basis for applications for approval, and on an annual basis for manufacturing and marketing, of prescription drugs.

     We are also subject to regulation by other regulatory authorities, including the Occupational Safety and Health Administration, the Environmental Protection Agency, the Nuclear Regulatory Commission, the Drug Enforcement Agency and the United States Department of Agriculture, and to regulation under the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other regulatory statutes. In the future we may be subject to additional federal, state or local regulations.

     Drug product marketing outside the United States is subject to foreign regulatory requirements which may or may not be influenced by FDA approval. While the requirements vary widely from country to country, generally, the drug product must be approved by a foreign regulatory authority comparable to the FDA prior to marketing the product in those countries. The time required to obtain foreign approvals may be longer than that in the United States.

     In the future, we may be subject to additional federal, state or local regulations or additional fees. Efforts are continually underway to reform federal regulation of drug products. Although some of these changes could streamline and otherwise benefit development, marketing and related requirements for drugs, others could increase regulatory requirements.

WE FACE INTENSE COMPETITION IN THE BIOPHARMACEUTICAL INDUSTRY.

     The pharmaceutical industry is characterized by intense competition. Many companies, research institutions and universities are conducting research and development activities in a number of areas similar to our fields of interest. We are aware that research on compounds derived from animal host-defense systems is being conducted by others. Many companies are also currently involved in research and development activities focused on the pathogenesis of disease, and the competition among companies attempting to find genes responsible for disease is intense. Furthermore, many companies are engaged in the development and sale of products, such as traditional antibiotics, which may be, or are, competitive with our proposed products. Most of these entities have substantially greater financial, technical, manufacturing, marketing, distribution and other resources than we have. We will also face competition from companies using different or advanced techniques that may render our products obsolete.

     We expect technological developments in the biopharmaceutical field to occur at a rapid rate and expect competition to intensify as advances in this field are made. Accordingly, we must continue to devote substantial resources and efforts to research and development activities in order to maintain a competitive position in this field. Our compounds, products or processes may become obsolete before we are able to recover a significant portion of our research and development expenses. We will be competing with companies that have significantly more experience in undertaking preclinical testing and human clinical trials of new or improved therapeutic products and obtaining regulatory approvals of suchproducts. Some of these companies may be in advanced phases of clinical testing of various drugs that may be competitive with our proposed products.

     Colleges, universities, governmental agencies and other public and private research organizations are becoming more active in seeking patent protection and licensing arrangements to collect royalties for use of technology that they have developed, some of which may be directly competitive with our technology. In addition, these institutions, along with pharmaceutical and specialized biotechnology companies, can be expected to compete with us in recruiting highly qualified scientific personnel.

     Pexiganan acetate may not be successfully marketed against oral antibiotics for the treatment of infection in diabetic foot ulcers. These infections have historically been treated with systemically administered antibiotics, which may be perceived by some medical professionals as having certain advantages over pexiganan acetate. In addition, we may be unable to manufacture pexiganan acetate at a cost which will allow it to be sold at a competitive price relative to oral antibiotics or other topical antibiotics that may be used for this indication.

     Many companies are working to develop and market products intended for the additional disease areas being targeted, including cancer and asthma. A number of major pharmaceutical companies have significant franchises in these disease areas, and can be expected to invest heavily to protect their interests. In the cancer field, anti-angiogenic agents are under development at a number of companies. In the asthma field, other biopharmaceutical companies have also reported the discovery of genes relating to asthma.

WE DEPEND ON PATENTS AND PROPRIETARY RIGHTS, WHICH OFFER ONLY LIMITED PROTECTION AGAINST POTENTIAL INFRINGEMENT.

     Our success depends, in part, on our ability to develop and maintain a strong patent position for our products and technologies both in the United States and other countries. As with most biotechnology and pharmaceutical companies, our patent position is highly uncertain and involves complex legal and factual questions. We cannot be certain that:

     .    patents will issue from any of these patent applications;

     .    our patent rights will be sufficient to protect our technology;

     . our patents will not be successfully challenged or circumvented by our competitors; or

     .    our patent rights will provide us with any commercial advantages.

     The process of obtaining patent rights can be time consuming and expensive. Even after significant expenditure, a patent may not issue. We can never be certain that we were the first to develop the technology or that we were the first to file a patent application for the particular technology because U.S. patent applications are maintained in secrecy until a patent issues and publications in the scientific or patent literature lag behind actual discoveries.

     Even after we are issued patent rights, we cannot be certain that:

     . others will not develop similar technologies or duplicate the technology;

     .    others will not design around the patented aspects of the technology;

     . we will not be obliged to defend ourselves in court againstallegations of infringement of third-party patents;

     .    our issued patents will be held valid in court; and

     . an adverse outcome in a suit would not subject us to significant liabilities to third parties, require rights to be licensed from third parties, or require the Company to cease using such technology.

     The cost of litigation can be substantial, regardless of the outcome.

     There may be disputes arising as to the ownership of our technology. Most of our research and development team previously worked at other biotechnology companies, pharmaceutical companies, universities, or research institutions. These entities may raise questions as to when the technology was developed, and assert rights to the technology. These kind of disputes have occurred in the past. We may not prevail in any such disputes.

     Similar technology ownership disputes may arise in the context of consultants, vendors or third parties, such as contract manufacturers. For example, our consultants are employed by or have consulting agreements with third parties. There may be dispute as to the capacity in which consultants are operating when they make certain discoveries. We may not prevail in any such disputes.

     In order to protect our proprietary technology and processes, we also rely on trade secrets and confidentiality agreements with our corporate partners, employees, consultants, outside scientific collaborators and sponsored researchers and other advisors. We may find that these agreements will be breached, or that our trade secrets have otherwise become known or independently developed or discovered by our competitors.

     Certain of our exclusive rights to patents and patent applications are governed by contract. Generally, such contracts require that we pay royalties on sales of any products which are covered by patent claims. If we are unable to pay the royalties we may lose our patent rights. Additionally, some of these agreements also require that we develop the licensed technology under certain timelines. If we do not adhere to an acceptable schedule of commercialization, we may lose our patent rights.

WE DEPEND ON KEY PERSONNEL WHOM WE MAY NOT BE ABLE TO RECRUIT OR RETAIN.

     We depend to a considerable degree on a limited number of key personnel. Many key responsibilities have been assigned to a relatively small number of individuals. We do not maintain "key man" insurance on any of our employees. The loss of certain senior management could adversely affect our business. Our success will depend upon the successful recruitment and retention of qualified personnel.

WE ARE SUBJECT TO PRODUCT LIABILITY CLAIMS, WHICH COULD ADVERSELY AFFECT OUR BUSINESS.

     We are subject to significant potential product liability risks inherent in the testing, manufacturing and marketing of human therapeutic products, including the risk that:

     . our proposed products cause some undesirable side effects or injury during clinical trials;

     .    our commercialized products cause undesirable side effects or injury;
          or

     .    third parties that we have agreed to indemnify incur liability.

     While we carry insurance, we may be unable to maintain adequate coverage at acceptable terms.

WE MAY NOT RECEIVE THIRD-PARTY REIMBURSEMENT FOR ANY OF OUR DRUG CANDIDATES.

     Our ability to commercialize our proposed products depends on the extent to which our customers are eligible for reimbursement from health care organizations and the government.

     In both the United States and elsewhere, prescription pharmaceutical sales depend in part on the availability of reimbursement from third-party payers, such as government health administration authorities, private health insurers and other organizations. These organizations are increasingly challenging the prices charged for medical products and services, particularly where they believe that there is only an incremental therapeutic benefit which does not justify the additional cost. Coverage and reimbursement may not be available for our proposed products or, if available, may not be adequate.

     There has been a trend to propose and enact government reforms intended to contain or reduce the cost of health care. In certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States, there have been a number of federal and state proposals to implement similar government control.

     We expect this reform trend to continue, but we cannot predict the nature or extent of any reform that results. It is possible that reform could impact pharmaceutical marketing and pricing. Not only would this affect our profit margin, it could adversely affect our ability to obtain financing for the continued development of our proposed products. Furthermore, reforms could have a broader impact by limiting overall growth of health care spending, such as Medicare and Medicaid spending, which could also adversely effect our business.

OUR STOCK PRICE IS EXTREMELY VOLATILE DUE TO A NUMBER OF FACTORS, CERTAIN OF WHICH ARE BEYOND OUR CONTROL.

     The market prices for securities of biopharmaceutical and biotechnology companies, including ours, have historically been highly volatile. Future events affecting our business or that of our competitors may significantly impact our stock price, including:

     .    product testing results,

     .    technological innovations,

     .    new commercial products,

     .    government regulations,

     .    proprietary rights,

     .    regulatory actions, and

     .    litigation.


WE MAY BE SUBJECT TO YEAR 2000 COMPLIANCE RISKS WHICH COULD ADVERSELY AFFECT OUR BUSINESS.

     We use computers in various aspects of our business, and are therefore exposed to Year 2000 ("Y2K") problems. In mid-1998, we initiated a compliance program with the following objectives:

     .    identifying potentially non-compliant internal systems;

     .    updating and/or replacing aging hardware;

     .    upgrading or updating software/network systems;

     .    assuring company-wide Y2K compliance;

     .    assessing third-party risks; and

     .    establishing contingency plans for any third-party risks identified.

     We have identified, through internal testing and discussions with significant vendors, that some administrative computers and software, as well as some laboratory systems used for research, are not Y2K compliant. In order to make these systems compliant, we have elected to replace hardware or upgrade softwaresystems. We expect to have critical internal systems and computers Y2K compliant by November 1, 1999 at a cost of less than $100,000. Replacements and upgrades of certain computers and systems would likely have been considered independent of Y2K concerns.

     We are in the process of contacting significant vendors to determine the extent of third-party Y2K risks. Most third-parties have advised us that they will make every effort to be compliant prior to December 31, 1999; however, no assurances could be given. We have important third-party relationships with sales and marketing partners, manufacturers and clinical study administrators. None of our contracts with these vendors address Y2K problems or their remediation or prevention, and no assurances of compliance can be given by these parties. We will assess contingency plans if any significant risks are identified. Necessary contingency plans or remedies could be expensive.

     In a worst case scenario, we could experience delays in receiving R&D supplies, commercial supplies and accessing data on patients enrolled in clinical studies. These delays could slow commercialization efforts and research and development programs, or impact our ability to effectively manage and monitor these programs. Our Y2K compliance program is expected to reduce our level of uncertainty about internal Y2K problems and, in addition, about the Y2K compliance and readiness of significant third-parties with which we conduct business.

THE EXERCISE OF OPTIONS AND WARRANTS AND OTHER ISSUANCES OF SHARES COULD HAVE AN ADVERSE EFFECT ON OUR STOCK PRICE.

     As of December 31, 1998, we had outstanding options to purchase an aggregate of 3,558,000 shares of common stock at prices ranging from $0.002 per share to $16.75 per share, of which approximately 2,022,000 were exercisable as of such date. Also outstanding at December 31, 1998 were warrants to purchase 229,739 shares of our common stock exercisable at $8.00 per share, a warrant to purchase 300,000 shares of our common stock, exercisable at $7.50 per share, and warrants to purchase an aggregate of 1,030,905 shares of our common stock, exercisable from $5.99-$8.31 per share, subject to adjustment. Exercise of options and warrants at prices below the market price of the our common stock could adversely affect the price of our common stock. Additional dilution may result from the issuance of shares in connection with collaborations or manufacturing arrangements, or in connection with other financing efforts.

                                USE OF PROCEEDS

   We will not receive any proceeds from the sale of the shares by Genentech.

                              SELLING STOCKHOLDER


     Prior to this offering, Genentech owned 620,540 shares of our Common Stock, all of which are being offered hereby. Accordingly, Genentech will not own any of our shares following completion of this offering. The shares are being registered to permit public secondary trading of the shares, and Genentech may offer the shares for resale from time to time. See "Plan of Distribution."

     In recognition of the fact that Genentech may wish to be legally permitted to sell its Shares when it deems appropriate, we have filed a registration statement with the SEC with respect to the resale of the shares by Genentech from time to time on the Nasdaq National Market or in privately-negotiated transactions and have agreed to prepare and file such amendments and supplements to the registration statement as may be necessary to keep the registration statement effective until the shares are no longer required to be registered for the sale thereof by Genentech.

     We entered into an agreement with Genentech, under which we granted Genentech certain rights to IL9. In connection with this arrangement, Genentech purchased the shares from us in a private placement transaction.

                             PLAN OF DISTRIBUTION


     Genentech may from time to time, in one or more transactions, sell all or a portion of the shares on the Nasdaq National Market, in negotiated transactions, in underwritten transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the shares from time to time will be determined by Genentech and, at the time of such determination, may be higher or lower than the market price of the shares on the Nasdaq National Market. In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from a Selling Shareholder or from purchasers of shares for whom they may act as agents, and underwriters may sell shares to or through dealers, and such dealers may receive compensation in theform of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Under agreements that may be entered into by us, underwriters, dealers and agents who participate in the distribution of shares may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. The shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The methods by which the shares may be sold include: (a) a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) privately negotiated transactions; and (f) underwritten transactions. Genentech and any underwriters, dealers or agents participating in the distribution of the Offered Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the shares by Genentech and any commissions received by any such broker-dealers may be deemed to be underwriting commissions under the Securities Act.

     When Genentech elects to make a particular offer of shares, a prospectus supplement, if required, will be distributed which will identify any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from Genentech and any other required information.

     In order to comply with the securities laws of certain states, if applicable, the Shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

     We have agreed to pay all costs and expenses incurred in connection with the registration under the Securities Act of the shares, including, without limitation, all registration and filing fees, printing expenses and fees and disbursements of counsel and our accountants. We will pay any brokerage fees and commissions, fees and disbursements of legal counsel for Genentech and stock transfer and other taxes attributable to the sale of the shares. We also have agreed to indemnify Genentech and their respective officers, directors and trustees and each person who controls (within the meaning of the Securities Act) Genentech against certain losses, claims, damages, liabilities and expenses arising under the securities laws in connection with this offering. Genentech has agreed to indemnify us, our officers and directors and each person who controls (within the meaning of the Securities Act) Magainin against any losses, claims, damages, liabilities and expenses arising under the securities laws in connection with this offering with respect to written information furnished to us by such Selling Shareholder.

                                 LEGAL OPINION

     Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania, will pass on the validity of the shares.

                                    EXPERTS

     The financial statements of Magainin Pharmaceuticals Inc. as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                    PART II


                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table shows the estimated expenses of the issuance and distribution of the securities offered hereby.


           Commission fee                              $   317.50
           Nasdaq listing fee                          $12,410.80
           Legal fees, accounting fees and expenses    $12,000.00

                     Total                             $24,728.30
                                                       ==========

All of the amounts shown are estimates except for the fees payable to the Securities and Exchange Commission and the National Association of Securities Dealers.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Article 9 of the Company's By-Laws provides for the indemnification of directors, officers, employees and agents of the Company to the maximum extent permitted by the Delaware General Corporation Law. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     The Company's By-laws permit it to purchase insurance on behalf of such person against any liability asserted against him and incurred by him in any such capacity, or arising out of his status a such, whether or not the Company would have the power to indemnify him against such liability under the foregoing provision of the By-laws.

ITEM 16.  LIST OF EXHIBITS

The exhibits filed as part of this registration statement are as follows:


EXHIBIT
NUMBER            DESCRIPTION
------            -----------

5.1* Opinion of Morgan, Lewis & Bockius LLP regarding legality of securities being registered.

23.1 Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5.1 hereto).

23.2*               Consent of KPMG LLP

24.1                Powers of Attorney (included on signature page).


__________

*       Filed herewith.


ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to its Restated Certificates of Incorporation, its By-laws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against a public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraph (I)(i) and 1(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

EXHIBIT
NUMBER                DOCUMENT                                      PAGE NUMBER
-------    -------------------------                                -----------

5.1* Opinion of Morgan, Lewis & Bockius LLP regarding legality of Securities being registered.

23.1 Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5.1 hereto).

23.2*      Consent of KPMG LLP

24.1       Powers of Attorney (included on the signature page).

______________________
* Filed herewith